Exhibit 23.2

CONSENT OF PETERSON RISK CONSULTING

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (File Nos. 33-61809, 333-52369, 333-130720, 333-132618) and S-8 (File Nos. 33-34694, 333-25945, 333-25945-99, 033-59739, 033-59739-99, 333-77125, 333-88912, 333-101524, 333-119308, 333-129078, 333-129815, 333-134592) of Foster Wheeler Ltd. (the “Company”) of (i) the references to us in the form and context in which they appear in the Annual Report on Form 10-K of the Company for the fiscal year ended December 28, 2007, and (ii) the use of or reliance on the information contained in our report to the Company to assist the Company in setting forth an estimate of the Company’s asbestos insurance assets in such registration statements.

June 19, 2008

Peterson Risk Consulting

By: /s/ William Jones
Name: William Jones
Title: Managing Director